Exhibit 34.1

PricewaterhouseCoopers LLP
300 Madison Avenue
New York NY 10017
Telephone (646) 471-3000
www.pwc.com

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder

JPMorgan Chase Bank, National Association:

We have examined JPMorgan Chase Bank, National Association’s (the “Company”) compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s (“SEC”) Regulation AB, as of December 31, 2007 and for the period from July 2, 2007 through December 31, 2007 (the “Reporting Period”), for the asset-backed securities transaction involving student loans, where the related asset-backed securities were outstanding during the Reporting Period (the ‘Platform’), described in the accompanying Certification Regarding Compliance with Applicable Servicing Criteria, excluding criteria 1122(d)(1)(ii), (iii), (iv); 1122(d)(2)(i), (ii), (iii), (iv), (vi); 1122(d)(3)(iv); and 1122(d)(4)(i), (ii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi), (xii), (xiii), (xiv), and (xv), which the Company has determined are not applicable to the servicing activities performed by it with respect to the Platform. Appendix B to management’s assertion identifies the individual asset-backed transaction and securities defined by management as constituting the Platform. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on the Company’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of the selected asset-backed transaction and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed the selected transaction and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transaction and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

Our examination disclosed the following material noncompliance with the servicing criterion set forth in Item 1122(d)(3)(i) of Regulation AB applicable to the Company during the Reporting Period. The quarterly investor reports contained errors in the information presented. Such errors consisted of calculations not made in accordance with the terms of the transaction agreements.

In our opinion, except for the material noncompliance described in the preceding paragraph, the Company complied with the aforementioned applicable servicing criteria as of December 31, 2007 and for the period from July 2, 2007 through December 31, 2007 for the asset-backed securities transaction involving student loans, where the related asset-backed securities were outstanding during the Reporting Period, in all material respects.

March 19, 2008

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